Exhibit 10.2

January 29, 2020

1st Amendment of the Managing Director Service Agreement

entered into between

Panoptes Pharma Ges.m.b.H. (FN 399293 x),

Reisnerstraße 34/1, 1030 Vienna,

(hereinafter "Panoptes" or "Company"),

and

Dr. Franz Obermayr

(hereinafter "Managing Director")

And, solely with respect to Sections 3.3, 3.5, 4.1 and 5.1:

EyeGate Pharmaceuticals, Inc.,

State of Delaware, State File Number: 001-36672

271 Waverley Oaks Road, Suite 108,

Waltham, MA 02452, USA,

(hereinafter "EyeGate")

(together "Parties"; each also "Party")

as follows:

PREAMBEL

The Managing Director is employed on the basis of the Managing Director-Service Agreement dated December 18, 2020, entered into between him and the Company, represented by the CEO of the Company's sole shareholder EyeGate Pharmaceuticals, Inc ("EyeGate").

The Managing Director shall take over the position as Acting Chief Executive Officer ("Acting CEO") of EyeGate as of February 1, 2021.

Against this background, the Company, EyeGate and the Managing Director have agreed to amend and supplement the Managing Director-Service Agreement as follows:

Item 1. "Rights and duties as managing directors" shall be amended and read as follows:

1.1	The Managing Director shall conduct the business of the Company in accordance with the law, the Company's articles of association, the rules of procedure for the management, the resolutions and instructions of the shareholders and the provisions of this Managing Director's Service Agreement ("Agreement") with the due care of a prudent businessman and for the benefit of the Company.

1.2	It is noted that in addition to serving as Managing Director of the Company, he shall also serve as Acting CEO of EyeGate as of February 1, 2021, having such duties and responsibilities as may be assigned to him by the Board of Directors of EyeGate from time to time and such other duties and responsibilities as are normal and customary for Acting Chief Executive Officers.

1.3	Subject to his activity as Acting CEO of EyeGate pursuant to section 1.2, the Managing Director shall provide the Company with his manpower as well as his professional knowledge and experience without restriction.

Item 3. "Remuneration" shall be amended and read as follows:

3.1	The Managing Director receives a fixed annual salary of EUR 248,000 (Euro two hundred forty-eight thousand) gross, payable in fourteen equal monthly amounts. This results in a fixed monthly salary of EUR 17,714.29 (Euro seventeen thousand seven hundred fourteen point twenty nine) gross. The 13th monthly salary is paid together with the remuneration for the month of June, the 14th monthly salary together with the remuneration for the month of November. The monthly amount paid out regularly includes a basic salary of EUR 8,768.57 (Euro eight thousand seven hundred sixty eight point fifty seven) for normal working hours.

3.2	The remuneration pursuant to section 3.1 also covers services provided by the Managing Director which exceed the normal working hours applicable to employees of the Company (e.g. overtime, work on Sundays and public holidays). It is understood that the Managing Director will provide such additional services if required.

3.3	Furthermore, the remuneration pursuant to section 3.1 also covers the services of the Managing Director as Acting CEO of EyeGate. The Managing Director will therefore maintain time records stating the daily working hours attributable to his function as Managing Director of the Company and as Acting CEO of EyeGate. The respective amount of remuneration pursuant to section 3.1 attributable to his services as Acting CEO of EyeGate shall be reimbursed by EyeGate to the Company on at least a quarterly basis.

3.4	The Company shall be entitled to withhold and pay the social security contributions and taxes payable by the Managing Director. The resulting net amount shall be transferred to an account to be specified by the Managing Director and a corresponding statement of account shall be sent to the Managing Director.

3.5	The Managing Director shall be reimbursed for travel expenses and other out-of-pocket expenses incurred in connection with the performance of the obligations as Managing Director in a reasonable amount in accordance with the corresponding tax regulations. The Managing Director shall substantiate his expenses to the extent that receipts are usually provided. In all other cases, personal receipts (e.g. telephone, tips) are sufficient, provided they are recognised by the tax authorities. Travel expenses and other out-of-pocket expenses incurred by the Managing Director in connection with the performance of the obligations as Acting CEO of EyeGate shall firstly be reimbursed by the Company, which in turn shall be reimbursed for the respective amount by EyeGate.

3.6	In the event that the Managing Director ceases to serve as the Acting CEO of EyeGate for any reason but otherwise continues to serve as Managing Director of the Company, then the salary payable to the Managing Director shall be as set forth in the Managing Director Service Agreement as in effect immediately prior to February 1, 2021.

Item 4. "Bonus" shall be amended and read as follows:

4.1	The Managing Director may – for his performance as Managing Director of the Company and as Acting CEO of EyeGate – be awarded a "Discretionary bonus" of up to 30% (thirty per cent) of his fixed annual salary for each fiscal year. Payment of any "Discretionary bonus" shall be made by 31st (thirty-first) March of the following fiscal year by the Company. The respective amount of the bonus attributable to his performance as Acting CEO of EyeGate shall be reimbursed by EyeGate to the Company within 10 (ten) days after payment of the "Discretionary Bonus" to the Managing Director.

4.2	The Managing Director shall furthermore receive a one-off "Retention Bonus" for the fiscal year 2021 of EUR 86,000 (Euro eighty six thousand). The "Retention Bonus" shall in principle be paid in two equal instalments. One half shall be paid together with the remuneration for the month of June 2021, the other half together with the remuneration for the month of December 2021. If Panoptes is terminating the Agreement before December 31, 2021, the Managing Director is entitled to receive the full amount of the "Retention Bonus".

Item 5. "Employee Pension Fund" shall be renamed, amended and read as follows:

5.	Severance pay

5.1	If the employment of the Managing Director is terminated by the Company for any reason other than for Cause as defined in section 5.2 at any time or if the employment of the Managing Director is terminated by the Managing Director for Good Reason as defined in section 5.2:

5.1.1	the Managing Director shall be entitled to severance pay in the form of a continuation of the monthly payment of his salary in an aggregate amount equal to fifty percent (50%) of the Managing Director’s annual salary as in effect on the date of termination, which is, subject to Section 5.3, payable in six (6) installments at the end of each calendar month starting from the termination date;

5.1.2	the Managing Director shall be entitled to an amount equal to the product of (i) the maximum Discretionary Bonus, pursuant to section 4.1, that he would have been eligible to receive for the year in which such termination occurs, which shall be payable no later than the last installment of his severance; and

5.1.3	that portion of the Managing Director’s then-unvested stock options and/or restricted stock awards granted by EyeGate to the Managing Director under any EyeGate stock option plan which would have become vested over the six (6) month period following such termination had the Managing Director continued as a managing director of the Company throughout such six (6) month period, shall, instead, become fully vested and immediately exercisable on the date of termination, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options or awards, and EyeGate and the Managing Director hereby agree that such stock option agreements and restricted stock awards will be deemed to be amended to give effect to this provision

5.2	"Cause" shall mean unlawful or dishonest conduct, or a breach of any of the Managing Director's/CEO's obligations, including but not limited to his confidentiality obligations towards the Company and EyeGate (other than as a result of his death or disability) and the reasons listed in Section 27 of the Austrian Employee Act. "Good Reason" shall mean (i) the failure of the Company and EyeGate to employ the Managing Director in his position as Managing Director such that his duties, authority, or responsibilities are materially diminished without his consent (other than the removal of the Managing Director as Acting CEO of EyeGate); (ii) a material reduction in the salary below the amount stipulated in section 3.1 hereof without his consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of EyeGate's officers or, if in connection with the removal of the Managing Director as Acting CEO of EyeGate, such reduction is to a level equal to or greater than the salary in effect for the Managing Director immediately prior to his appointment as Acting CEO of EyeGate); (iii) the material relocation of his principal place of employment or (iv) a material breach of this Agreement.

5.3	With the severance pay pursuant to Section 5.1, all claims against the Company and EyeGate shall be settled. Any obligation of the Company to provide the Managing Director severance payments or other benefits under this Agreement is expressly conditioned upon the Managing Director reviewing and signing a general release of claims ("Release"). The Company shall provide the Managing Director with the Release promptly after the date on which the Managing Director gives or receives, as the case may be, notice of termination of his function as Managing Director of the Company. Payment of all severance payment or other benefits to which the Managing Director may be entitled after the termination date shall commence after the effective date of the Release. To the extent that the Release's effective date occurs after severance payments or other benefits may become due hereof, the payments that have accumulated between the termination date and before the Release's effective date will be paid in a lump sum in the first payment made after the Release's effective date.

5.4	Irrespective of the cause of the termination of the employment as Managing Director, the Managing Director is entitled to the "severance pay new" under the provisions of the Company Employee and Self-Employment Pension Act ("BMSVG"), based on the monthly amounts paid by the Company to the employee pension fund Niederösterreichische Vorsorgekasse AG (PVK guide number 71700), Neue Herrengasse 10, 3100 St. Pölten. Any "severance pay new" pursuant to section 14 BMSVG that the Managing Director is entitled to upon termination of the employment as Managing Director against the employee pension fund which results from expectancies acquired for periods of the employment with the Company (irrespective whether this amount is paid out to him by the employee pension fund or not) shall be set off against the severance pay pursuant to section 5.1, so that the latter is reduced by the gross amount of the "severance pay new" and only becomes due in this reduced amount.

This Amendment shall become effective as of signing by all parties. All other provisions of the Managing Director-Service Agreement shall remain in full force and effect.

Signature page follows

Vienna, January 29, 2021

/s/ Dr. Franz Obermayr

Dr. Franz Obermayr

Waltham, Massachusetts, January 29, 2021

on its own behalf (solely with respect to Sections 3.3, 3.5, 4.1 and 5.1) and on behalf of Panoptes Pharma Ges.m.b.H. in its capacity as sole shareholder:

EyeGate Pharmaceuticals, Inc.

/s/ Paul Chaney

Paul Chaney, Chairman